Exhibit 10.9

Ahmet C. Bozer President	CCCA COLA MESRUBAT PioZARLA .1A OANISMANLIK SAN l’e TIC AS Fahrettin Kerim Gd\ay Cad. No 35 Altunizade 34662 Istanbul, Turkey TEL +90 216 556 21 18 FAX +90 216 327 41 77 E·MAIL ahbozer&eur ko com

September 11, 2012

Mr. James Quincey

London, England

Dear James,

We are delighted to confirm your new position as President, Europe Group, job grade 21, with an effective date of January 1, 2013.  You will report to me.  The information contained in this letter provides details of your new position.

•                  Your principal place of assignment will be London, England.  Your employer in London will be Beverage Services Limited.

•                  Your annual base salary for your new position will be determined during the normal rewards cycle in February 2013, with any increase to be effective April 1, 2013.

•                  You will continue to be eligible to participate in the annual Performance Incentive Plan.  Your target annual incentive for 2013 will be 100% of gross annual salary.

•                  Your 2012 annual incentive will be determined at your current annual incentive target. The actual amount of an incentive award may vary and is based on individual performance and the financial performance of the Company. The plan may be modified from time to time.

•                  You will continue to be eligible to participate in The Coca-Cola Company’s Long-Term Incentive program.  Awards are made at the discretion of the Compensation Committee of the Board of Directors based upon recommendations by Senior Management.  You will be eligible to receive equity awards within guidelines for the job grade assigned to your position and based upon your personal performance, Company performance, and leadership potential to add value to the Company in the future.  Currently, the award is delivered 60% stock options and 40% Performance Share Units. As a discretionary program, the award timing, frequency, size and distribution between stock options and PSUs are variable.

•                  You are expected to maintain share ownership pursuant to the Company’s share ownership guidelines at a level equal to 4 times your base salary.  Because this represents an increase from your prior target level, you will have an additional 2 years, or until December 31, 2016, to meet your requirement.  You will be asked to provide information in December each year on your progress toward your ownership goal, and that information will be reviewed with the Compensation Committee of the Board of Directors the following February.

•                  You will continue to be eligible for the Company’s Financial Planning and Counseling program which provides reimbursement of certain financial planning and counseling services, up to $10,000 annually, subject to taxes and withholding.

•                  You will continue to be eligible for the Emory Executive Health benefit which includes a comprehensive physical exam and one-on-one medical and lifestyle management consultation.

I feel certain that you will find challenge, satisfaction and opportunity in this new role and as we continue our journey toward the 2020 Vision.  Should you have any questions about the foregoing, please call Ceree Eberly at 404-676-3336.

Sincerely,

/s/ Ahmet Bozer

Ahmet Bozer

cc:	Ceree Eberly
Executive Compensation